PORTER & HEDGES, L.L.P. ATTORNEYS AND COUNSELORS AT LAW 1000 MAIN STREET, 36TH FLOOR HOUSTON, TEXAS 77002-2764 TELECOPIER (713) 228-1331 TELEPHONE (713) 226-6600	MAILING ADDRESS: P.O. BOX 4744 HOUSTON, TX 77210-4744

May 31, 2006

T-3 Energy Services, Inc.

7135 Ardmore

Houston, Texas 77054

Re:	T-3 Energy Services, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to T-3 Energy Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to an underwritten public offering of up to 6,325,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), 1,000,000 of which will be sold by the Company (the “Company Shares”), 4,500,000 of which will be sold by the selling stockholder listed in the Registration Statement (the “Selling Stockholder Firm Shares”), First Reserve Fund VIII, L.P. (the “Selling Stockholder”), and up to 825,000 of which will be sold by the Selling Stockholder (the “Selling Stockholder Option Shares,” and together with the Selling Stockholder Firm Shares, the “Selling Stockholder Shares”) pursuant to the exercise of an over-allotment option as described in the Registration Statement.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that (i) the Company Shares are duly authorized and when the Registration Statement has become effective under the Act and the Company Shares have been issued, sold and delivered as described in the Registration Statement,

T-3 Energy Services, Inc.

May 31, 2006

the Company Shares will be validly issued and fully paid and non-assessable, and (ii) the Selling Stockholder Shares are duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B.	This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Porter & Hedges, L.L.P.

Porter & Hedges, L.L.P.